EXHIBIT 99.1

December 8, 2010	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
                                                                                                                                 Website: www.midwaygold.com

Midway Expands Land Position at Spring Valley Gold Project, Nevada

Denver, Colorado – Midway Gold Corp. is pleased to report that 1.2 square miles of additional land havebeen added to the Company’s Spring Valley project, near Lovelock Nevada with two recent acquisitions.  Thesestrategic new propertieswill allow expanded exploration in an area contiguous with the existing Inferred Resource*.  Figure 1 below is a map of the newly acquired property and illustrates the strategic nature of theseacquisitions.

Ken Brunk, President and COO of Midway stated that“Theseacquisitions reinforce the momentum present at Spring Valley and bodes well for future expansion to the South and West of the known resource.  Midway believes that thenew propertiesare in a highly prospective area for mineralization to occur along the Black Ridge Fault where numerous targets may exist.  Target delineation efforts will begin in 2011 and we look forward to positive results from future drill programs.”

Barrick Gold Exploration Inc.took a lead role in acquiring thisnew property within the Spring Valley project’s area of interest and accruing to Midway’s benefit.  Barrick’s acquisition and future exploration costs on this new property will count towards their project earn-in expenditures. Under the terms of the March 9, 2009 agreement between Midway and Barrick, Barrick will earn a 60% interest in the property by spending US$30 million in work expenditures before December 31, 2013.As of September 30, 2010, Barrick spent approximately US$8.5 million with approximately US$21.5 million remaining to be spent forBarrickto earn the 60% interest in the project.

With the additional property, twonew agreements becamepart of the expandedSpring Valley land package.  The first is an option agreement with a third party for surface and mineral rights in the amount of US$150,000, payable over fiveyears.  US$56,250has been paid by Barrick in consideration of the first and last years’ payments.

The second agreement is a sub-lease and option agreement with a third party for mineral rights underlying surface rights acquired by Midway in 2006.  The agreement requires Barrick to spend a cumulative amount of US$2 million in work expenditures on the ground leased over a period of six years, and to make advance royalty payments in the amount of US$100,000 per year thereafter, up to a cap of US$2.5 million.  The advance royalty payments may be credited against a 3% Net Smelter Returns Royalty payable from production on the area of ground leased.

Spring Valley is a large porphyry hosted gold system in Pershing County, Nevada, covering approximately 18.4 square miles.

* As of March, 2009 and prior to Barrick’sexploration expenditures of approximately US$8.5 million, the Inferred Resource was 1.8 million ounces of gold contained within 88 million tons grading 0.72 g/t Au.  See the Midway press release dated March 2, 2009 and the subsequent NI 43-101 technical report filed on SEDAR March 30, 2009.  The pit shown in Figure 1 is a $715 gold pit from that resource.

Figure 1.  MapShowingLand Acquisition
and Generalized Open Pit Outline

Data reported to Midway by Barrick and disclosed in this press release have been reviewed for Midway by Richard D. Moritz, (B.Sc., MBA), and a "Qualified Person" as that term is defined in National Instrument 43-101.

ON BEHALF OF THE BOARD
"Ken Brunk"
Ken Brunk, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to design, build, and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. Midway controls over 65 square miles of mineral rights in the western United States; four advanced projects include: Spring Valley, Pan, Golden Eagle, and Midway. Two early stage exploration targets are Gold Rock and BurntCanyon. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

This press release uses the terms "Measured resources", "Indicated resources" and "Inferred resources", which are calculated in accordance with the Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. We advise investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. In addition, "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.